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                                                                   EXHIBIT 2.2


          THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE TRANSFERRED OR OTHERWISE ASSIGNED OTHER THAN IN COMPLIANCE WITH THE ACT.


                                 PROMISSORY NOTE


   $6,000,000.00                                                 June 18, 1998
                                                           Boca Raton, Florida


     FOR VALUE RECEIVED, Boca Global, Inc., a Florida corporation (the "Company"), promises to pay to Global Village Communication, Inc., a Delaware corporation, or its registered assigns (the "Holder"), the principal sum of Six Million Dollars and No/100 ($6,000,000.00). Subject to the provisions of Section 10, no interest shall accrue with respect to this Promissory Note. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, if any, shall be due and payable in accordance with the provisions of Section 5.

     The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

     1. DEFINITIONS. As used in this Note, the following capitalized terms have the following meanings:

          (a) "Event of Default" has the meaning given in Section 3 hereof.

          (b) "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

     2. INTEREST. Accrued interest on this Note, if any, shall become due and payable on the earlier of (i) December 31, 1998 or (ii) the date all amounts are declared due and payable by Holder or made automatically due and payable upon or after the occurrence of an Event of Default

     3. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

          (a) Failure to Pay. Company shall fail to pay when due any payment of principal, interest or other payment required under the terms of this Note within five (5) days of the date due; or

          (b) Voluntary Bankruptcy or Insolvency Proceedings. Either the Company or the Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors,